Exhibit 23.1

Consent of Independent Auditor

To the Partners and Stockholders of

Wheeler Real Estate Investment Trust, Inc.

We hereby consent to the incorporation by reference in the Registration Statement of Wheeler REIT on Form S-11 (No.333-177262), of our report dated March 1, 2013, with respect to the Statement of Revenues and Certain Operating Expenses of Twin City Crossing for the year ended December 31, 2011, which report appears in the accompanying Current Report on Form 8K/A of Wheeler Real Estate Investment Trust, Inc.

/s/ Cherry Bekaert LLP

Virginia Beach, Virginia

March 1, 2013